                                                                    EXHIBIT 99.1



                       [AIG LOGO] AMERICAN INTERNATIONAL GROUP, INC.
                                  70 Pine Street New York, New York 10270


NEWS
For information, please contact:
Charlene M. Hamrah (Investment Community)
(212) 770-7074

Joe Norton (News Media)
(212) 770-3144


                      AIG'S THIRD QUARTER 2001 CORE INCOME

                       ROSE 14.1 PERCENT TO $1.92 BILLION

NEW YORK, NY, October 25, 2001 - American International Group, Inc. (AIG) today reported that its core income increased 14.1 percent to $1.92 billion in the third quarter and 13.9 percent to $5.69 billion for the first nine months of 2001. These results are in line with guidance furnished during AIG's October 9 investor conference call.

      Following is a summary table of third quarter and nine months information (in millions, except per share amounts).


                                          THIRD QUARTER                          NINE MONTHS

                                 2001         2000*      Change        2001*        2000*     Change
                                 ----         ----       ------        ----         ----      ------
Core income**                  $1,915.5     $1,678.2      14.1%      $5,687.4     $4,991.5     13.9%

Net income, as reported        $  326.8     $1,704.4     (80.8)%     $3,496.9     $4,836.9    (27.7)%

PER SHARE RESULTS:

Core income**                  $   0.72     $   0.63      13.4%      $   2.14     $   1.89     13.2%

Net income, as reported        $   0.12     $   0.65     (81.5)%     $   1.32     $   1.84    (28.3)%

Average shares outstanding      2,651.3      2,633.5                  2,652.5      2,636.6

 * Restated to include American General Corporation acquired August 29, 2001.
** Adjusted to exclude the cumulative effect of accounting changes, realized capital gains (losses), acquisition, restructuring and related charges, World Trade Center (WTC) and related losses and the American General home services business, which is being managed as a closed block, net of tax.



                                     -more-

      Revenues in the third quarter of 2001 increased 12.9 percent to $15.73 billion from $13.93 billion in the year-earlier quarter. For the first nine months, revenues totaled $46.0 billion, an increase of 10.2 percent over $41.74 billion in 2000.

      At September 30, 2001, AIG's consolidated assets and shareholders' equity are approximately $467 billion and $50.8 billion, respectively.

      The following table outlines the results for the third quarter and nine months (in millions, except ratios):

                                                THIRD QUARTER                            NINE MONTHS

                                       2001          2000       Change        2001          2000      Change
                                       ----          ----       ------        ----          ----      ------
Core income before
   income taxes                      $2,898.0      $2,549.4      13.7%      $8,542.6      $7,545.7     13.2%

Acquisition related charges          $1,362.8           0.0                  2,016.5         315.4

WTC and related losses
   (AIG's share is $820 million)        900.0*          0.0                    900.0*          0.0

Home Services business                   95.3         103.3                    345.0         316.7

Income before income taxes,
   minority interest, cumulative
   effect, realized capital gains
   (losses)                          $  730.5      $2,652.7     (72.5)%     $5,971.1      $7,547.0    (20.9)%

General Insurance
Combined ratio:
   As reported                         111.52         96.25                   101.06         95.98

   Excluding WTC
   and related losses                   95.65         96.25                    95.68         95.98

 * Includes 100 percent of Transatlantic WTC losses.

      The following table outlines the impact of foreign exchange rates on property-casualty and life insurance premiums for the third quarter 2001.

                                         WORLDWIDE    FOREIGN    WORLDWIDE    FOREIGN
                                          GENERAL     GENERAL      LIFE        LIFE
                                         INSURANCE   INSURANCE   INSURANCE   INSURANCE
                                         ---------   ---------   ---------   ---------
Premium Growth in Original Currency        19.3%       15.3%        9.4%**     10.7%**

Foreign Exchange Impact                    (3.2)       (9.6)       (4.7)       (9.1)

Premium Growth as Reported in U.S. $       16.1%        5.7%        4.7%        1.6%


**Premium income and other considerations. (See supplementary data information.)


                                     -more-

      AIG Chairman M. R. Greenberg said, "The September 11 terrorist attacks were a tragic and wanton loss of life and destruction of property. AIG lost two of its employees in the World Trade Center, and 24 family members of AIG people perished. Many well-respected insurance industry colleagues and friends also lost their lives, as well as the heroes in uniform who rushed to the scene to offer their help without regard to their own personal safety. While this human tragedy is irreparable, Americans and freedom loving people around the world are united against terrorism. There is no question of our ability to overcome this evil.

      "In the face of this tragedy, I have never been more proud of our people. The men and women of AIG effectively safeguarded their colleagues and met the most pressing demands of our customers. I am deeply appreciative of their efforts. Because of them, we are moving forward as an even stronger and more united organization and well-equipped to meet the challenges ahead.

      "AIG's net pretax losses from the September 11 terrorist attacks (including our share of majority-owned Transatlantic Holding's losses) are $820 million. While it is impossible for any company to forecast these losses with precision, this is our best estimate. In addition, we have a high level of confidence in the reinsurance that we have in place in connection with these coverages. Approximately 30% is with AAA-rated, 40% with AA-rated and 29% with A-rated companies. Clearly, AIG's strong financial condition is not impacted by these losses.

      "AIG's core earnings were on target in the third quarter. We achieved solid growth and profitability in our major businesses, including property-casualty, life insurance and financial services.

      "In the third quarter, we consolidated American General into AIG. One-time charges in connection with this acquisition total $1.36 billion and include direct acquisition costs such as investment banking, legal and accounting fees, as well as restructuring and acquisition related costs that will enhance the effectiveness and efficiency of our combined operations. This is the largest acquisition in our history, and it provides us a strong leadership position in the attractive U.S. life insurance and retirement savings markets.

      "Net income in the third quarter also was impacted by an accounting change. As a result of EITF 99-20, we recorded a $125 million ($81.3 million after tax) decrease in the carrying value of certain collateralized debt obligations.

      "Our worldwide property-casualty business had strong premium growth in the third quarter, even as overseas growth was adversely impacted by the stronger U.S. dollar. Our Domestic Brokerage Group again achieved record net premiums written of $2.74 billion. Worldwide general insurance net premiums written in the third quarter of 2001 amounted to $4.98 billion, 16.1 percent ahead of the $4.29 billion in 2000.


                                     -more-

      "Property-casualty pricing has been rising both in the U.S. and in our Foreign Insurance operations. Growing demand and the flight to quality across a wide section of our business is contributing to substantial premium growth in our Domestic Brokerage Group as well as in a number of foreign countries.

      "Transatlantic Holdings, Inc., whose results are reported through both AIG's Domestic and Foreign General insurance segments, increased premiums in the third quarter but its underwriting results were impacted by losses from the September 11 terrorist attacks, approximately $200 million pretax, of which AIG's share is $120 million.

      "The terrorist attacks have had a significant impact on our industry. The demand for property-casualty insurance has soared as the risk of terrorism has become a widespread and grave concern. Industry capacity to meet this demand is constrained, and there has been a flight to quality as businesses and consumers seek to purchase insurance from the strongest, most stable and capable companies.

      "AIG has been moving rapidly to meet the urgent demand for coverages that are essential to business and the overall economy. For example, when airlines around the world had their terrorism coverages cancelled, AIG companies quickly assembled insurance industry coverage of $850 million in excess of $150 million per airline. We are also working with the Administration and Congress to provide other terrorism coverages. These initiatives demonstrate the strength of AIG and our ability to respond quickly and effectively to industry problems.

      "HSB Group, Inc., a leading provider, through its Hartford Steam Boiler unit, of specialty insurance products, engineering and management consulting services, continues to achieve outstanding results. In the third quarter, HSB had solid premium growth with excellent underwriting results.

      "Our Personal Lines business is also making good progress. In the third quarter we continued to implement the rate increases required to achieve acceptable rates of return. In those markets and lines where we are unable to reprice appropriately, we are reducing or eliminating our market presence.

      "United Guaranty Corporation, our mortgage guaranty insurance subsidiary is a market leader. Once again in the third quarter it achieved excellent profitability. The reduction in interest rates has increased mortgage refinancing activity, which has contributed to strong top line growth.

      "In the third quarter, worldwide life insurance premiums and other considerations amounted to $10.46 billion, including Foreign Life Insurance premiums in U. S. dollars of $5.21 billion (see supplementary data information). Since the September 11 terrorist attacks, our worldwide life insurance business has been experiencing a boost in demand.


                                     -more-

      "The acquisition of American General substantially enhances our presence in the domestic life insurance business and broadens our distribution through multiple channels. While the home services network is being managed as a closed block, it continues to be significantly profitable and generate strong cash flow. As we reported earlier, AIG has consolidated its domestic life business into American General following the closing of the transaction.

      "The demand for fixed annuities grew rapidly in the third quarter and should continue to do so, as some consumers seek less volatile alternatives to equity markets. American General is the largest distributor of fixed annuities through the bank distribution channel. American General has focused on tax-qualified programs through its wholly-owned subsidiary, VALIC, while SunAmerica has developed retirement savings programs in the nonqualified arena with a variety of products.

      "The integration of American General into AIG continues on target. We expect to achieve the $400 million of annual pretax savings that we previously estimated. In addition to cost savings, we are confident that this acquisition will result in significant revenue enhancements as a result of new products and cross marketing initiatives. As one example, we already have sold over 6,000 cancer insurance policies through the home services channel since the completion of the transaction on August 29. In the near term, we expect to introduce additional products through this channel.

      "The combination of AIG, SunAmerica and American General provides us with a very comprehensive product line and the ability to be the first to introduce and market new products when market conditions and opportunities shift between different products and asset classes.

      "Our Foreign Life operations in the third quarter continued to benefit from a flight to quality in markets with lingering economic concerns, such as Japan. Premiums and profits at ALICO had good growth during the quarter and our new AIG Star Life Insurance Co., Ltd. in Japan performed very well. Also, sales of variable annuities in Japan increased in the third quarter.

      "AIG's Financial Services Group had excellent results for the quarter. Operating income increased 20.8 percent. Our aircraft leasing business, International Lease Finance Corporation (ILFC), continues to be very profitable. Because ILFC has the youngest and most efficient fleet in the industry, its aircraft remain in high demand from its airline clients.

      "AIG Financial Products Corp. had good results in spite of the slowdown in economic activity. The Consumer Finance operations of AIG are performing satisfactorily and are benefiting from the addition of American General's domestic consumer finance operation, which had strong third quarter growth. AIG Trading continues to show improvement following the restructuring that we implemented earlier this year.


                                     -more-

      "Going forward, the U.S. and global economy face serious challenges that are exacerbated by the uncertainties posed by the terrorist threat. In this environment, business, governments and individuals are seeking the strongest and most capable financial partners. AIG is well positioned, probably as well as, or better than we ever have been in our 83-year history. We have over $50 billion of shareholders equity, at the top of our industry. We have an unrivalled global network, a comprehensive product portfolio and an outstanding team of people who are dedicated to being the first in the market with the best solutions for their customers' most pressing financial requirements. We are firmly committed to putting these fundamental AIG strengths to work on behalf of our shareholders."

GENERAL INSURANCE

      General insurance pretax income before realized capital gains (losses) for the third quarter of 2001 excluding World Trade Center and related losses, rose
11.8 percent to $970.5 million, compared to $868.3 million last year. Including these losses, general insurance operating income was $201.5 million. For the first nine months of 2001, general insurance pretax income before realized capital gains (losses) and World Trade Center and related losses rose 9.8 percent to $2.89 billion, compared to $2.63 billion in 2000. Including these losses, operating income was $2.12 billion for the first nine months of 2001.

      Worldwide general insurance net premiums written in the third quarter of 2001 amounted to $4.98 billion, 16.1 percent ahead of the $4.29 billion in 2000. For the first nine months of 2001, general insurance net premiums written were $14.90 billion, an increase of 14.4 percent, compared to $13.02 billion last year.

      General insurance net investment income rose 7.2 percent to $724.3 million in the third quarter and 7.4 percent to $2.15 billion in the first nine months of 2001.

LIFE INSURANCE

      AIG's core worldwide life insurance operations had third quarter 2001 pretax income before realized capital gains (losses) of $1.36 billion, up 17.0 percent, compared to $1.16 billion in 2000. For the first nine months of 2001, core life insurance pretax income before realized capital gains (losses) was $3.91 billion, up 15.8 percent, compared to $3.38 billion last year. Core worldwide life insurance results exclude World Trade Center and related losses and American General's home service business. Including World Trade Center and related losses and American General's home service business, AIG's worldwide life insurance operations reported pretax income in the third quarter of 2001 of $1.32 billion, compared to $1.26 billion last year, and $4.13 billion and $3.70 billion in the nine months of 2001 and 2000, respectively.


                                     -more-

      Life insurance premium income and other considerations of $10.46 billion was 4.7 percent above third quarter 2000 premium income and other considerations of $9.99 billion. For the first nine months, premium income and other considerations amounted to $33.67 billion, a gain of 15.0 percent, compared to $29.28 billion in 2000.

      Life insurance net investment income rose 10.2 percent to $2.94 billion in the third quarter of 2001, compared to $2.66 billion for the same period last year. For the first nine months, net investment income amounted to $8.69 billion, an increase of 11.3 percent, compared to $7.81 billion in 2000.

FINANCIAL SERVICES

      Financial services pretax operating income during the third quarter of 2001 increased 20.8 percent to $490.1 million, compared to $405.8 million in 2000. For the first nine months of 2001, financial services operating income was $1.41 billion, a 19.5 percent increase, compared to $1.18 billion in 2000.

ASSET MANAGEMENT

      Asset management pretax operating income for the third quarter of 2001 amounted to $246.6 million, compared to $281.6 million in 2000. For the first nine months of 2001, pretax operating income was $816.6 million, compared to $831.6 million last year.


                                     # # # #

      AIG is the leading U.S.-based international insurance and financial services organization and the largest underwriter of commercial and industrial insurance in the United States. Its member companies write a wide range of commercial, personal and life insurance products through a variety of distribution channels in approximately 130 countries and jurisdictions throughout the world. AIG's global businesses also include financial services and asset management, including aircraft leasing, financial products, trading and market making, consumer finance, institutional, retail and direct investment fund asset management, real estate investment management, and retirement savings products. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


                                     # # # #


                                     -more-

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

      This press release may contain forward-looking statements. Please refer to AIG's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as supplemented by the Current Report on Form 8-K dated October 9, 2001 which restates AIG's financial statements to reflect the acquisition of American General Corporation, and its past and future filings and reports filed with the United States Securities and Exchange Commission, for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                       AMERICAN INTERNATIONAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           Nine Months Ended September 30,        Three Months Ended September 30,
                                                            2001         2000(a)      Change        2001         2000(a)     Change
                                                        -----------    -----------    ------    -----------    -----------   ------
General Insurance Operations:
  Net Premiums Written                                  $14,903,184    $13,023,420     14.4%    $ 4,983,284    $4,293,706     16.1%
  Net Premiums Earned                                    14,308,992     12,621,333     13.4       4,845,179     4,112,496     17.8
  Adjusted Underwriting Profit (Loss)                       (27,127)       632,118     --          (522,837)      192,732     --
  Adjusted Underwriting Profit excluding WTC Losses         741,873        632,118     17.4         246,163       192,732     27.7
  Net Investment Income                                   2,147,189      1,998,477      7.4         724,349       675,566      7.2
  Income before Realized Capital Gains (Losses)           2,120,062      2,630,595    (19.4)        201,512       868,298    (76.8)
  Income before Realized Capital Gains (Losses)
   excluding WTC Losses                                   2,889,062      2,630,595      9.8         970,512       868,298     11.8
  Realized Capital Gains (Losses)                          (147,120)        42,321     --           (89,419)       33,283     --
  Operating Income (includes WTC Losses)                $ 1,972,942    $ 2,672,916    (26.2)%   $   112,093    $  901,581    (87.6)%
---------------------------------------------------------------------------------------------   ------------------------------------
     Loss Ratio                                               79.82          74.95                    89.37         74.56
     Expense Ratio                                            21.24          21.03                    22.15         21.69
     Combined Ratio                                          101.06          95.98                   111.52         96.25
     Combined Ratio excluding WTC Losses                      95.68          95.98                    95.65         96.25
---------------------------------------------------------------------------------------------   ------------------------------------
Life Insurance Operations:
  Premium Income and Other Considerations(b)            $33,671,407    $29,277,073     15.0%    $10,461,224    $9,986,941      4.7%
  Net Investment Income                                   8,687,450      7,806,627     11.3       2,935,516     2,664,586     10.2
  Income before Realized Capital Gains (Losses)           4,127,773      3,695,580     11.7       1,320,269     1,262,752      4.6
  Income before Realized Capital Gains (Losses)
   excluding WTC Losses                                   4,258,773      3,695,580     15.2       1,451,269     1,262,752     14.9
  Realized Capital Gains (Losses)                            (4,233)      (123,378)    --            16,668       (65,187)    --
  Operating Income (includes WTC Losses)                  4,123,540      3,572,202     15.4       1,336,937     1,197,565     11.6
Financial Services Operating Income                       1,410,575      1,180,057     19.5         490,080       405,825     20.8
Asset Management Operating Income                           816,591        831,602     (1.8)        246,607       281,582    (12.4)
Other Realized Capital Losses                              (397,848)      (139,654)    --           (41,010)      (24,284)    --
Other Income (Deductions) - net                            (487,347)      (475,396)    --          (165,176)     (165,791)    --
Acquisition, Restructuring and Related Charges           (2,016,529)      (315,421)    --        (1,362,783)            0     --
Income before Income Taxes, Minority Interest
  and Cumulative Effect of Accounting Changes             5,421,924      7,326,306    (26.0)        616,748     2,596,478    (76.2)
Income Taxes                                              1,535,129      2,183,708     --           163,388       784,510     --
Income before Minority Interest and Cumulative
  Effect of Accounting Changes                            3,886,795      5,142,598    (24.4)        453,360     1,811,968    (75.0)
Minority Interest, after tax - Operating Income            (250,580)      (295,623)    --           (43,843)     (104,624)    --
Minority Interest, after tax - Capital Gains                 (3,064)       (10,091)    --            (1,517)       (2,940)    --
Income before Cumulative Effect of Accounting Changes     3,633,151      4,836,884    (24.9)        408,000     1,704,404    (76.1)
Cumulative Effect of Accounting Changes, net of tax(c)     (136,203)             0     --           (81,250)            0     --
Net Income, as reported                                   3,496,948      4,836,884    (27.7)        326,750     1,704,404    (80.8)
Income, as adjusted excluding Acquisition,
  Restructuring and Related Charges(d)                    5,378,721      5,197,395      3.5       1,444,467     1,745,320    (17.2)
Core Income(e)                                          $ 5,687,439    $ 4,991,500     13.9%    $ 1,915,535    $1,678,165     14.1%
---------------------------------------------------------------------------------------------   ------------------------------------
Per Share - Diluted:
Net Income, as reported                                 $      1.32    $      1.84    (28.3)%   $      0.12    $     0.65    (81.5)%
Income, as adjusted excluding Acquisition,
  Restructuring and Related Charges(d)                         2.03           1.97      3.0            0.55          0.66    (16.7)
Core Income(e)                                          $      2.14    $      1.89     13.2%    $      0.72    $     0.63     13.4%
---------------------------------------------------------------------------------------------   ------------------------------------
Average Diluted Common Shares Outstanding                 2,652,501      2,636,592                2,651,303     2,633,474

(a) Restated to include American General Corporation acquired August 29, 2001.

(b) GAAP premium income was $4,872,986 and $14,065,998 for the third quarter and nine months 2001, respectively, compared to $4,139,851 and $12,632,804 for the third quarter and nine months 2000, respectively.

(c) Represents the cumulative effect of an accounting change, net of tax, related to FASB 133 "Accounting for Derivative Instruments and Hedging Activities" and EITF 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets".

(d) Adjusted to exclude the cumulative effect of accounting changes and realized capital gains (losses), net of taxes.

(e) Adjusted to exclude the cumulative effect of accounting changes, realized capital gains (losses), acquisition, restructuring and related charges, World Trade Center and related losses and the American General home services business, which is being managed as a closed block, net of tax.

                       AMERICAN INTERNATIONAL GROUP, INC.
                               SUPPLEMENTARY DATA
                                 (IN THOUSANDS)

                                                 Nine Months Ended September 30,         Three Months Ended September 30,
                                                  2001         2000(a)      Change        2001         2000(a)       Change
                                              -----------    -----------    ------    -----------    -----------     ------
General Insurance Operations:
  Net Premiums Written
    Brokerage Division                        $ 8,212,119    $ 6,409,443     28.1%    $ 2,744,380    $ 2,120,030      29.5%
    Personal Lines                              1,858,499      1,867,798     (0.5)        612,011        634,876      (3.6)
    Mortgage Guaranty                             363,597        335,327      8.4         124,634        116,999       6.5
                                              -----------    -----------              -----------    -----------
    Total Domestic General                     10,434,215      8,612,568     21.2       3,481,025      2,871,905      21.2
    Foreign General(b)                          4,468,969      4,410,852      1.3       1,502,259      1,421,801       5.7
                                              -----------    -----------              -----------    -----------
    Total                                      14,903,184     13,023,420     14.4       4,983,284      4,293,706      16.1

  Operating Income(c)(d)
    Brokerage Division                          1,658,086      1,498,732     10.6         574,128        524,347       9.5
    Personal Lines                                 48,176         82,290    (41.5)         29,004         17,581      65.0
    Mortgage Guaranty                             321,165        273,640     17.4         108,406         93,718      15.7
    Intercompany Adjustments                       17,485         63,588     --             5,827         22,372      --
                                              -----------    -----------              -----------    -----------
    Total Domestic General                      2,044,912      1,918,250      6.6         717,365        658,018       9.0
    Foreign General                               844,150        712,345     18.5         253,147        210,280      20.4
                                              -----------    -----------              -----------    -----------
    Total                                     $ 2,889,062    $ 2,630,595      9.8%    $   970,512    $   868,298      11.8%

----------------------------------------------------------------------------------    -------------------------------------
  Combined Ratio:(d)
    Brokerage Division                              98.48          99.58                    98.49          98.55
    Personal Lines                                 102.49          99.18                    99.58         101.30
    Mortgage Guaranty                               33.11          39.52                    33.15          40.82

    Total Domestic General                          96.86          97.08                    96.35          96.68
    Foreign General                                 92.68          93.83                    94.03          95.77
----------------------------------------------------------------------------------    -------------------------------------

  Losses and Loss Expenses Paid               $10,617,853    $ 9,449,483     12.4%    $ 3,639,005    $ 3,125,031      16.4%
  Change in Loss and LAE Reserve                  803,006         10,247     --           691,217        (58,939)     --
                                              -----------    -----------              -----------    -----------
  Losses and Loss Expenses Incurred            11,420,859      9,459,730     20.7       4,330,222      3,066,092      41.2

  Net Loss and LAE Reserve                     25,754,602     24,609,919      4.7

  GAAP Underwriting Profit(d)                     741,873        632,118     17.4         246,163        192,732      27.7

Life Insurance Operations:
  Premium Income and Other Considerations
    Domestic
      Life(e)                                   3,342,453      3,212,838      4.0         969,713      1,039,941      (6.8)
      Annuities, Pension and
        Investment Products(f)                 15,347,897     11,066,198     38.7       4,284,804      3,820,370      12.2
                                              -----------    -----------              -----------    -----------
      Total                                    18,690,350     14,279,036     30.9       5,254,517      4,860,311       8.1

    Foreign(g)
      Life(e)                                  10,982,583      9,379,505     17.1       3,762,437      3,050,219      23.3
      Annuities, Pension and
        Investment Products(f)                  3,998,474      5,618,532    (28.8)      1,444,270      2,076,411     (30.4)
                                              -----------    -----------              -----------    -----------
      Total                                   $14,981,057    $14,998,037     (0.1)%   $ 5,206,707    $ 5,126,630       1.6%

SUPPLEMENTARY DATA CONTINUED

                                                 Nine Months Ended September 30,         Three Months Ended September 30,
                                                  2001          2000        Change        2001           2000        Change
                                              -----------    -----------    ------    -----------    -----------     ------
Life Insurance Operations continued
  Net Investment Income
    Domestic                                  $ 6,025,656    $ 5,476,890      10.0%   $ 2,008,576    $ 1,866,923       7.6%
    Foreign                                     2,661,794      2,329,737      14.3        926,940        797,663      16.2
                                              -----------    -----------              -----------    -----------
    Total                                       8,687,450      7,806,627      11.3      2,935,516      2,664,586      10.2

  Operating Income(c)(d)
    Domestic
      Other than Home Services                  1,929,374      1,733,402      11.3        667,384        595,580      12.1
      Home Services                               345,050        316,762       8.9         95,280        103,315      (7.8)
    Foreign                                     1,984,349      1,645,416      20.6        688,605        563,857      22.1
                                              -----------    -----------              -----------    -----------
    Total                                       4,258,773      3,695,580      15.2      1,451,269      1,262,752      14.9

Financial Services:
  Revenues
    International Lease Finance Corp.           1,936,937      1,786,132       8.4        658,744        629,342       4.7
    AIG Financial Products Corp.                  802,402        711,250      12.8        283,135        260,324       8.8
    Consumer Finance Group                      1,903,143      1,717,914      10.8        652,853        595,548       9.6
    AIG Trading Group Inc.                        107,835        190,199     (43.3)        49,084         55,369     (11.4)
    Other                                         (22,244)       (95,443)     --          (11,492)       (32,494)     --
                                              -----------    -----------              -----------    -----------
    Total                                       4,728,073      4,310,052       9.7      1,632,324      1,508,089       8.2

  Operating Income
    International Lease Finance Corp.             530,952        476,406      11.4        186,996        166,474      12.3
    AIG Financial Products Corp.                  524,493        432,793      21.2        170,411        154,218      10.5
    Consumer Finance Group                        385,695        294,225      31.1        148,998        101,299      47.1
    AIG Trading Group Inc.                         21,016         40,577     (48.2)         7,111          5,351      32.9
    Other(h)                                      (51,581)       (63,944)     --          (23,436)       (21,517)     --
                                              -----------    -----------              -----------    -----------
    Total                                     $ 1,410,575    $ 1,180,057      19.5%   $   490,080    $   405,825      20.8%


Effective Tax Rates:
  Excluding Capital Gains (Losses)                  28.92%        29.96%                    27.66%         30.26%
  Capital Gains (Losses) Alone                      34.87%        35.02%                    34.01%         32.41%
  As Reported                                       28.31%        29.81%                    26.49%         30.21%


(a) Restated to include American General Corporation acquired August 29, 2001.
(b) The growth in foreign net premiums written in original currency was 15.3 percent and 10.4 percent for the third quarter and nine months of 2001, respectively.
(c) Operating income excludes realized capital gains (losses).
(d) Excludes World Trade Center and related losses. Includes traditional life, interest sensitive and variable life (e) products.
(f) Quarterly fluctuations in the sale of investment products do not represent a trend for the year.
(g) The growth in foreign life premiums in original currency was 34.7 percent in the quarter and 26.7 percent for the nine months. Foreign annuities, pension and investment products in original currency declined 24.6 percent for the quarter and 22.2 percent for the nine months, impacted by a decline in sales of tax-driven Guaranteed Income Bonds in the U. K.
(h) Includes Other Financial Services Companies and Intercompany Reclassifications.